Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT AND RELEASE OF CLAIMS
This Separation and Consulting Agreement and Release of Claims (“Agreement”), dated as of October 4, 2023, is entered into by and between Myriad Genetics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”) and Nicole Lambert (“Executive” and together with the Company, the “Parties” and each a “Party”).
WHEREAS, Executive is employed by the Company and currently serves as the Company’s Chief Operating Officer;
WHEREAS, the Parties executed an employment agreement on June 11, 2001 (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company shall terminate, and the parties desire to plan for an orderly transition of Executive’s duties and to resolve any and all disputes or potential disputes that may exist between them, including, but not limited to, those relating to Executive’s employment with or separation from the Company; and
WHEREAS, the Parties have agreed that, following Executive’s termination of employment, Executive shall continue as a consultant for the Company immediately following such date, and desire to enter into this Agreement to memorialize such consulting relationship and additional post-employment matters.
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties agree as follows:
1.Separation from Employment. Executive’s separation from employment will occur on October 31, 2023 (the “Transition Date”). Executive’s employment will continue on an at-will basis, pursuant to the Employment Agreement, through the Transition Date, and Executive will be expected to remain in compliance with Company rules and policies during this time period. By signing this Agreement, Executive hereby confirms Executive’s resignation, effective as of the Transition Date, from all positions she may hold as a director, officer or employee of Company and/or any of its subsidiaries or affiliates including, without limitation, the position of Chief Operating Officer.

2.Consulting Agreement. Provided Executive is employed on the Transition Date and does not revoke the Agreement during the revocation period set forth below, effective as of the Transition Date, Executive shall become a consultant for the Company until March 31, 2024 (the “Separation Date”) for the purpose of providing certain transition and consulting services. During the Consulting Period, the Company agrees to not terminate this Agreement prior to March 31, 2024, except for Cause. “Cause” is defined as (1) Executive’s persistent refusal to complete the Services (defined below) promptly and adequately; (2) Executive’s gross negligence, intentional misconduct, misappropriation, or professional dishonesty; (3) reprehensible or criminal conduct by Executive that is likely to bring public disgrace upon the Company; (4) material violation of Company policies concerning ethics, compliance, or personnel matters; or (5) Executive's material breach of this Agreement or any other non-disclosure, investment assignment, non-competition, or similar agreement between Executive and the Company. Executive may terminate her consultancy by providing 30 days written notice to the Company. In the event of a termination of the consultancy by Executive or by the Company for Cause, the consulting fee payments under Section 2.b. automatically shall terminate and the Company shall have no further obligation to pay (and Executive shall have no right to receive) any further consulting fee payment, without impacting any other provision of this Agreement, each of which shall remain in full force and effect. In the event the Company terminates the consultancy without Cause, the consulting fee payments under Section 2.b. shall continue until the Separation Date in accordance with Section 2.b.

a.Services. During the period beginning as of the Transition Date and until the Separation Date (the “Consulting Period”), Executive will (1) assist the Company in effecting an orderly transition of her duties and transfer of relevant institutional know-how to her replacement and (2) perform such other duties as are reasonably requested by the Company, including the services described below (the “Services”). The Services may specifically include providing strategic advice and consultation to the Company concerning the management of its business, participation in executive meetings, advising the Company concerning the oversight of its operations, and assisting with budgeting and financial planning associated with the various profit and loss centers over which Executive was previously responsible. Executive shall exercise the highest degree of professionalism and utilize her expertise and creative talents in performing the Services. During the Consulting Period, Executive shall be free to pursue other employment, consulting engagements, or directorships with third parties, provided such engagements do not violate the terms of this Agreement and do not unreasonably interfere with her performance of the Services to the Company. Executive shall be available for up to twenty (20) hours per week to provide the Services. Except as reasonably required for in-person meetings, Executive shall not be expected to report to work at the Company’s offices during the Consulting Period, and will provide her own workspace during the Consulting Period and be reasonably available by means of electronic communication. Executive agrees not to use the Company’s name, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that would result in income or compensation to Executive or another company or business organization.

b.Consulting Fee. During the Consulting Period, Executive shall receive a weekly consulting fee of $4,951.92 paid on an interval consistent with Company’s standard payment practices for third party vendors. If the Consulting Agreement is terminated before the Separation Date, such consulting fee will end at the time of such termination, and no further fee shall be required to be paid to Executive hereunder.

c.Expense Reimbursement. During the Consulting Period, Executive shall be reimbursed for business expenses in accordance with the Company’s standard procedures, provided that Executive shall have sixty (60) days from the conclusion of the Consulting Period to submit all outstanding business expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented business expenses for reimbursement within this time period shall be considered a representation by Executive that she has been reimbursed for all such business expenses.

d.Independent Contractor Status. During the Consulting Period, the parties agree that Executive shall be an independent contractor and not an employee. Executive shall not qualify for any Company employee benefit program, unemployment benefits, or otherwise. No amount will be withheld from the consulting fee paid to Executive pursuant to Section 2(b) for payment of any federal, state, or local taxes and Executive has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Except as expressly authorized the President and Chief Executive Officer of the Company, Executive shall not act, or hold herself out, as an agent of the Company and shall not purport to represent the Company in an unauthorized capacity, or act on Company’s behalf except as expressly required under this Agreement.

e.Benefits. Executive understands and acknowledges that, following the Transition Date, she will be entitled to no benefits from the Company other than those expressly set forth in this Agreement.

3.Additional Consideration. Provided that (A) this Agreement becomes effective pursuant to its terms, (B) Executive has performed all of her obligations under this Agreement through both the Transition Date and the Separation Date (other than due to a termination without Cause under this Agreement), (C) Executive has not been terminated for Cause under this Agreement, and (D) Executive remains in compliance with this Agreement thereafter, the Company agrees to provide the following additional consideration to Executive:

a.If and to the extent bonus-eligible employees of the Company generally receive bonus compensation for the fiscal year ending December 31, 2023, Executive shall be eligible to receive an annual bonus for fiscal year 2023, which will not be prorated. Such bonus will be based on Executive’s performance in relation to her 2023 management business objectives as determined by the Compensation and Human Capital Committee of the Board of Directors of the Company in its sole discretion, with any such bonus amount to be paid contemporaneously with payment of 2023 bonuses to other bonus-eligible executive officers and no later than March 15, 2024.

b.Subject to Executive timely and validly electing continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company shall directly pay for the full monthly COBRA premiums charged to continue Executive’s medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive and any covered dependents as in effect immediately prior to the Transition Date, from the time Executive becomes ineligible for coverage owing to her transition to consultant status on the Transition Date until the earlier to occur of (1) the one-year anniversary of the Transition Date or (2) the date Executive begins employment with another employer and becomes eligible for medical coverage through such employment (and Executive shall promptly notify the Company in advance of such employment). The Company or its agent will provide Executive with the COBRA election form(s) and document(s) and pay the premiums directly to its COBRA administrator after Executive elects COBRA coverage.

c.Executive’s change of status from an employee to a consultant under this Agreement shall not constitute a termination of services under Section 11 and 12 of the 2017 Employer, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”) or any other applicable section of the 2017 Plan and Executive shall be treated as a “Consultant” under the Plan during the Consulting Period. Accordingly, any and all restricted stock units previously granted to Executive pursuant to the 2017 Plan while an employee of the Company and outstanding immediately prior to the Transition Date will continue to vest in accordance with the terms and conditions of the applicable equity award (“Equity Awards Vesting During the Consulting Period”) until the Separation Date, provided that Executive authorizes the sale or withholding a number of the underlying shares of Company common stock which are issued to Executive, as necessary, to satisfy applicable withholding taxes for income tax purposes.

d.Any restricted stock units previously granted to Executive and outstanding pursuant to the 2017 Plan immediately prior to the Transition Date, other than Equity Awards Vesting During the Consulting Period, shall vest on the Separation Date to the extent scheduled to vest on or before the date one (1) year following the Separation Date; provided, however, with respect to any outstanding restricted stock units with an unsatisfied performance-based condition, such restricted stock units shall remain outstanding and, if the applicable performance condition is satisfied during such one (1) year period following the Separation Date, such restricted stock units shall, to the extent so earned, vest to the extent scheduled to vest within such one-year period upon satisfaction of such performance-based condition; provided, that Executive authorizes the sale or withholding of a number of the underlying shares of Company common stock which are issued to Executive, as necessary, to satisfy applicable withholding taxes for income tax purposes.

e.Executive acknowledges this consideration, payments, and promises as good, sufficient and valuable consideration for the promises, releases, and waivers contained in this Agreement. Executive agrees that she is not otherwise entitled to the consideration set forth herein and that this consideration is accepted as the full and final resolution of all matters related to Executive’s employment, or termination of such employment, with the Company.

4.Confidential Information and Return of Company Property.

a.During the Consulting Period and thereafter, Executive shall continue to maintain the confidentiality of all confidential or proprietary information of the Company, including any confidential information that may be provided to the Company by other persons or businesses. Under no circumstances is Executive allowed to take any confidential, proprietary, or trade secret information from the Company or use or disclose such information except for purposes that benefit the Company and with Company permission. Executive further agrees to abide by the terms of the Employment Agreement and the Restricted Covenant Agreements, dated March 20, 2023 and May 2, 2023, by and between the Company and Executive, each of which survive the termination of her employment with the Company.

b.Executive agrees that on or promptly following the earlier of the Separation Date or the date directed in writing by the Company, Executive shall return to the Company all Company property, including Company equipment, and confidential and proprietary information in Executive’s possession, in any medium or format. Executive’s duty of confidentiality shall continue into the future to the time, if any, when such information shall become public knowledge, through no action of Executive.

c.Executive also hereby acknowledges that Company, at least by virtue of this Agreement, has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.Payment of Unpaid Wages and Other Amounts. Whether or not this Agreement becomes effective pursuant to its terms, the Company, through and including the Transition Date, will provide Executive with (i) all accrued and unpaid wages and any paid time off that has been accrued but unused in accordance with the Company’s policies; (ii) the amount of expenses properly incurred by Executive on behalf of the Company and not yet reimbursed; and (iii) the amounts accrued and credited to Executive’s account under the Company’s 401(k) savings plan in accordance with the terms and conditions of such plan. Except as set forth herein, including the amounts to be paid pursuant to the preceding sentence, Executive acknowledges and agrees that the Company owes no other wages, commissions, bonuses, vacation pay, sick pay or benefits to Executive as of the Transition Date.

6.Release of Claims.

a.    Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of themselves and their respective heirs, executors and assigns, hereby fully and forever releases the Company and its parent corporations, sister corporations and subsidiaries, as well as those entities’ affiliates, operating units, officers, directors, Executives and former Executives, investors, shareholders, administrators, partners, divisions, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any and all claims, charges, demands, actions, judgments, orders, duties, obligations, causes of action, damages, liabilities, costs expenses of any kind, and liability of any kind or nature, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts (i) that are related in any way to Executive’s employment or separation of employment, or (ii) that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship as well as from any agreements Executive may have with the Company including employment agreements, change in control agreements, etc.;

(ii)    any and all claims for wrongful discharge of employment (including constructive discharge); termination in violation of public policy; discrimination; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iii)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Occupation Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, the Utah Antidiscrimination Act, the Utah Payment of Wages Act, 42 U.S.C. § 1981, Louisiana state employment laws, and any other state or federal statutory acts;

(iv)    any and all claims for violation of the federal, or any state, constitution;

(v)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(vi)    any and all claims for attorneys’ fees and costs.
b.    Executive agrees that the release set forth in this Paragraph 6 shall be and remain in effect in all respects as a complete general release as to the matters released.
c.    Nothing in this Agreement is intended to or will be used in any way to limit Executive’s communications with any government agency, as provided for, protected under, or warranted by applicable law, including, but not limited to, filing a charge or participating in an investigation before any government agency, the Equal Employment Opportunity Commission, any state or local agency, or the National Labor Relations Board. By signing this Agreement, however, Executive agrees to waive the right to receive future monetary recovery from the Company and will not ask for or accept any money from such a claim, including any potential payments that result from any complaints or charges that Executive or any other Executive files with any governmental agency or that are filed on Executive’s behalf.
d.    Notwithstanding the foregoing, nothing in this Section 6 shall release or discharge: (A) Executive’s rights, if any, to unemployment insurance benefits, workers’ compensation benefits, or any rights and interests Executive has in the Company’s 401(k) retirement plan, including any individual account balance as vested per the terms of that plan; (B) Executive’s right to enforce, or bring any claim for breach of, this Agreement; (C) Executive’s rights or obligations under the Company’s bylaws, charter, or other organizational documents, or that certain Indemnification Agreement between Myriad Genetics, Inc. and Executive, dated July 22, 2019. Executive will be sent the necessary paperwork to allow Executive to withdraw Executive’s money from those retirement accounts, if any.

7.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the seven-day revocation period has expired. Notice of revocation should be sent via email to the Company’s legal counsel Jesse Oakeson (jesse.oakeson@myriad.com).

8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein, and further represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein. Furthermore, Executive agrees that during the Consulting Period and thereafter, Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company Party unless required to do so under a court order or subpoena.

9.Confidentiality. Executive agrees not to publicize the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement except to the extent required by applicable law. The parties acknowledge that the Company is required to publicly disclose this Agreement pursuant to the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, given the sensitive nature of her position, Executive agrees that she will not disclose any non-public information about the Company to others, including to the media, current or former Executives of the Company, and other members of the public (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, Internet media, web pages, social media, e-mail texts, blogs, and/or “chat rooms”). The restrictions on disclosure in this paragraph do not apply to: (a) disclosures the Parties make as may be necessary to enforce the Agreement’s terms; (b) disclosures compelled by law, the courts, or governmental authorities (including disclosures explicitly permitted by this Agreement); and (c) disclosures the Parties make to their respective attorneys, accountants, tax preparers, federal, state and local tax authorities, board of directors, financial advisors, spouse, and any other individual(s) with whom they share a legally privileged and confidential relationship as recognized under law, provided that the party first informs such persons of the provisions of this confidentiality provision and they agree to be bound thereby. Executive agrees to notify the Company immediately of any attempts by any third parties to attempt to obtain from her or to compel the disclosure by the other of information concerning the Agreement or its contents. Executive represents and warrants that as of the date of this Agreement she has not provided any information to anyone that would constitute a violation of this paragraph.

10.Assistance to the Company. Executive agrees Executive will not act in any manner intended to damage the business of the Company. Executive agrees that she will reasonably cooperate with the Company with respect to potential, threatened or actual litigation or similar proceeding involving the Company, including but not limited to cooperation relating to any such litigation or similar proceeding or other legal matter in which Executive has been, is or may become involved or with respect to which Executive has knowledge by virtue of her employment with, or services to, the Company, and further including but not limited to any existing or future litigation or similar proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems Executive’s cooperation necessary or advisable. Executive shall be eligible for reimbursement by the Company of reasonable out-of-pocket costs and expenses incurred by Executive in connection with complying with Executive’s obligations to the Company under this Section 10. Except in the case of an urgent business need that reasonably requires Executive to be in-person at a Myriad facility or elsewhere, the Company agrees to provide Executive with at least seven days’ prior written notice if her assistance requires travel from her residence.

11.Non-Disparagement. Executive agrees to refrain from any defamation, disparagement, negative comments, libel or slander of the Company and its respective officers, directors, executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, executives, investors, customers, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Executive shall refrain from the aforementioned actions contained in this paragraph verbally and in any written form, including, but not limited to, any posts, actions, or complaints on social media or the internet. Nothing in this Section shall prohibit any person from making truthful statements when required by order of a court or other regulatory body having jurisdiction.

12.Non-Competition.

a.Solely for purposes of this Section 12, the following terms shall have the meanings set forth below:
(i)    “Competitive Products” means any product or service available from third parties that are the same or substantially similar to the products or services offered or under development by the Company at any time during the twenty-four (24) months prior to the Transition Date or during the Consulting Period in the Territory.
(ii)    “Competitor” means any person or entity (including Executive or an entity that Executive becomes affiliated with or renders services to) that offers Competitive Products within the Territory.
(iii)    “Territory” means the United States of America, or anywhere in the world where the Company does business.
(iv)     “Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, Executive, salesperson, independent contractor, agent, or consultant for any other individual or entity.
b.During the Consulting Period and for twelve (12) months thereafter, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:
(i)    have an ownership or financial interest in a Competitor;

(ii)    advise or consult with a Competitor concerning any Competitive Product in the Territory;
(iii)    be employed by, or provide services to, a Competitor in the Territory;
(iv)    engage in the development, production, sale or distribution of Competitive Products in the Territory; or
(v)    market, sell, or otherwise offer or provide Competitive Products in the Territory.
13.Non-Solicitation.

a.Solely for purposes of this Section 13, the following terms shall have the meanings set forth below:
(i)    “Customer” means those entities or individuals (a) who were customers or prospective customers whom the Company was actively seeking to cultivate and (b) with whom Executive had personal contact during the final twenty-four (24) months of her employment with the Company.
(ii)    “Recruit and solicit” shall include, but “recruit and solicit” are not limited to, providing names of employees of the Company, information about employees of the Company, providing the Company’s proprietary information to another individual, or entity, and allowing the use of Executive’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of Company’s Customers.
b.During the Consulting Period and for twelve (12) months thereafter, Executive shall not:
(i)    on Executive’s own behalf or on behalf of any other entity, directly or indirectly solicit any Customer in relation to business currently being provided by the Company or directly or indirectly solicit any business of any Customer in regard to any activities in competition with activities of the Company of which Executive acquired knowledge during her employment with the Company; and
(ii)    directly or indirectly recruit or solicit any Executives (including consultants and independent contractors) of the Company to work for Executive or any other person or company.
14.Acknowledgements; Enforcement.

a.Executive acknowledges that the restrictions contained in Sections 12 and 13, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

b.The invalidity or unenforceability of any provision or provisions of Sections 12 and 13 shall not affect the validity or enforceability of any other provision or provisions of Sections 12 and 13 or of this Agreement, which shall remain in full force and effect. If any provision of Sections 12 and 13 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of Sections 12 and 13 and shall correspondingly modify the Company’s obligations under Section 2 and Section 3.

c.Executive may, but shall not be required to, disclose potential business activities or opportunities to the Company for the purpose of seeking assurance that the Company would not consider the pursuit of such activities or opportunities to be in violation of this Agreement. Disclosures under this subpart should be made in writing to the Company’s legal counsel (jesse.oakeson@myriad.com). The Company shall use reasonable efforts to respond to such disclosure within 15 business days.

15.No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a mutually acceptable vehicle for effecting Executive’s departure from the Company. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

16.Certain Tax Considerations. All amounts referenced herein shall be subject to applicable tax withholding. The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder the amount thereof. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation under Section 409A, and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

17.Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

18.Authority. The Company represents and warrants that the undersigned officer of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.No Representations. Executive represents that Executive has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

20.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

21.Entire Agreement. This Agreement, and any agreements referenced herein, represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and Executive’s compensation by the Company. This Agreement does not supersede or replace, but is to be read in concert with, any prior agreement Executive has signed with Company, including the Executive’s Employment Agreement, Offer Letter and/or any other agreements related to confidentiality, non-disclosure, restrictive covenants, employee inventions, or similar obligations that survive the separation of employment.

22.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the President/CEO of the Company or the Company’s Chief People Officer.

23.Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Utah. Executive and the Company each submits to the exclusive jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Executive and the Company each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Executive and the Company each agrees, unless prohibited by law, that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

24.Attorneys’ Fees. Should an action be brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in prosecuting the action. For purposes of the foregoing, (a) “prevailing party” means (i) in the case of the party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (ii) in the case of the party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (b) if no party is a “prevailing party” within the meaning of the foregoing, then no party will be entitled to recover its attorney’s fees and costs from any other party.

25.Effective Date. The Effective Date, as used in this Agreement, is defined as the eighth day after Executive signs this Agreement, and the Agreement is signed by the Company. So long as the Company signs the Agreement within the seven-day revocation period between the signature of Executive and the Effective Date, the Effective Date will be on the eighth day.

26.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that they have read this Agreement, have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, understand the terms and consequences of this Agreement and of the releases it contains, and are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
Dated: October 4, 2023        By: /s/ Shereen Solaiman
        Name: Shereen Solaiman
        Title: Chief People Officer
Dated: October 4, 2023        By: /s/ Nicole Lambert
        Nicole Lambert